PROSPECTUS FILED PURSUANT TO RULE 424(B)(3)

                       LIGAND PHARMACEUTICALS INCORPORATED

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-131029

                          PROSPECTUS SUPPLEMENT NO. 15
    (TO PROSPECTUS DATED APRIL 12, 2006, AS SUPPLEMENTED AND AMENDED BY THAT PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 15, 2006, THAT PROSPECTUS SUPPLEMENT
NO. 2 DATED JUNE 12, 2006, THAT PROSPECTUS SUPPLEMENT NO. 3 DATED JUNE 29, 2006,
     THAT PROSPECTUS SUPPLEMENT NO. 4 DATED AUGUST 4, 2006, THAT PROSPECTUS SUPPLEMENT NO. 5 DATED AUGUST 9, 2006, THAT PROSPECTUS SUPPLEMENT NO. 6
         DATED AUGUST 30, 2006, THAT PROSPECTUS SUPPLEMENT NO. 7 DATED
 SEPTEMBER 11, 2006, THAT PROSPECTUS SUPPLEMENT NO. 8 DATED SEPTEMBER 12, 2006,
    THAT PROSPECTUS SUPPLEMENT NO. 9 DATED OCTOBER 2, 2006, THAT PROSPECTUS SUPPLEMENT NO. 10 DATED OCTOBER 17, 2006, THAT PROSPECTUS SUPPLEMENT NO. 11 DATED OCTOBER 20, 2006, THAT PROSPECTUS SUPPLEMENT NO. 12 DATED OCTOBER 31,
   2006, THAT PROSPECTUS SUPPLEMENT NO. 13 DATED NOVEMBER 14, 2006, AND THAT
             PROSPECTUS SUPPLEMENT NO. 14 DATED NOVEMBER 15, 2006)

         This Prospectus Supplement No. 15 supplements and amends the prospectus dated April 12, 2006 (as supplemented and amended by that Prospectus Supplement No. 1 dated May 15, 2006, that Prospectus Supplement No. 2 dated June 12, 2006, that Prospectus Supplement No. 3 dated June 29, 2006, that Prospectus Supplement No. 4 dated August 4, 2006, that Prospectus Supplement No. 5 dated August 9, 2006, that Prospectus Supplement No. 6 dated August 30, 2006, that Prospectus Supplement No. 7 dated September 11, 2006, that Prospectus Supplement No. 8 dated September 12, 2006, that Prospectus Supplement No. 9 dated October 2, 2006, that Prospectus Supplement No. 10 dated October 17, 2006, that Prospectus Supplement No. 11 dated October 20, 2006, that Prospectus Supplement No. 12 dated October 31, 2006, that Prospectus Supplement No. 13 dated November 14, 2006, and that Prospectus Supplement No. 14 dated November 15, 2006), or the Prospectus, relating to the offer and sale of up to 7,790,974 shares of our common stock to be issued pursuant to awards granted or to be granted under our 2002 Stock Incentive Plan, or our 2002 Plan, up to 147,510 shares of our common stock to be issued pursuant to our 2002 Employee Stock Purchase Plan, or our 2002 ESPP, and up to 50,309 shares of our common stock which may be offered from time to time by the selling stockholders identified on page 110 of the Prospectus for their own accounts. Each of the selling stockholders named in the Prospectus acquired the shares of common stock upon exercise of options previously granted to them as an employee, director or consultant of Ligand or as restricted stock granted to them as a director of Ligand, in each case under the terms of our 2002 Plan. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders under the Prospectus. We will receive proceeds in connection with option exercises under the 2002 Plan and shares issued under the 2002 ESPP which will be based upon each granted option exercise price or purchase price, as applicable.

         This Prospectus Supplement No. 15 includes the attached Current Report on Form 8-K of Ligand Pharmaceuticals Incorporated dated December 14, 2006, as filed by us with the Securities and Exchange Commission.

         This Prospectus Supplement No. 15 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 15 updates or supersedes the information contained in the Prospectus.

         Our common stock is quoted on the Nasdaq Global Market under the symbol "LGND." On December 13, 2006, the last reported sale price of our common stock on the Nasdaq Global Market was $10.95 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS AND BEGINNING ON PAGE 62 OF PROSPECTUS SUPPLEMENT NO. 13.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 15 is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this Prospectus Supplement No. 15 is December 14, 2006.

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT




     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 12, 2006


                       LIGAND PHARMACEUTICALS INCORPORATED
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    000-20720
                            (Commission File Number)

                           10275 SCIENCE CENTER DRIVE,
                              SAN DIEGO, CALIFORNIA
                    (Address of principal executive offices)

                                 (858) 550-7500
              (Registrant's telephone number, including area code)

                                   77-0160744
                      (I.R.S. Employer Identification No.)

                                   92121-1117
                                   (Zip Code)

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

         On December 2, 2005, Ligand Pharmaceuticals Incorporated (the "Company") entered into a Stockholders Agreement with Third Point LLC. The Stockholder's Agreement was filed with the Commission on December 5, 2005 as
Exhibit 10.1 to the Company's Report on Form 8-K, and is hereby incorporated by reference. Under the agreement, Third Point agreed to, among other things, certain standstill and other conditions regarding the purchase or sale of Ligand securities. Three members of Third Point are directors of the Company: Daniel S. Loeb, Jeffrey R. Perry, and Brigette Roberts, M.D. Pursuant to a Schedule 13D/A filed December 5, 2005, Third Point owned 7,375,000 shares of Ligand common stock, or approximately 7.36% of the Company's common stock currently outstanding as of December 12, 2006.

         On December 12, 2006, the Company and Third Point entered into Amendment No. 1 to the Stockholder's Agreement, in which the parties agreed to waive any standstill or other conditions on the purchase of Ligand common stock, up to and including December 16, 2006 which is the date the Company's trading window closes under its Insider Trading Policy. Amendment No. 1 to the Stockholders Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

         The foregoing descriptions of the Stockholders Agreement and Amendment No. 1 to the Stockholders Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS


(d)      Exhibits


         EXHIBIT NO.       DESCRIPTION

         10.1 Amendment No. 1 to the Stockholders Agreement by and among Ligand Pharmaceuticals Incorporated and Third Point LLC, Third Point Offshore Fund, Ltd., Third Point Partners LP, Third Point Ultra Ltd., Lyxor/Third Point Fund Ltd., and Third Point Partners Qualified LP.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned.


                               LIGAND PHARMACEUTICALS INCORPORATED




Date : December 14, 2006    By:      /s/ Warner Broaddus
                            Name:    Warner Broaddus
                            Title:   Vice President, General Counsel & Secretary

                                                                    EXHIBIT 10.1

   Amendment No. 1 to the Stockholders Agreement dated as of December 2, 2005 by and among

               Ligand Pharmaceuticals Incorporated ("Company") and

   Third Point LLC, Third Point Offshore Fund, Ltd., Third Point Partners LP, Third Point Ultra Ltd., Lyxor/Third Point Fund Ltd., and Third Point Partners
                    Qualified LP (collectively "Third Point")

                        Effective Date: December 12, 2006

        The parties agree that the provisions of the Stockholders Agreement restricting and/or placing conditions upon Third Point's purchase of Ligand common stock, including without limitation paragraphs 2.01(e) and 4.01 are hereby waived from the date hereof up to and including December 16, 2006. This waiver is limited to the purchase of additional Ligand common stock, and to the reporting of such purchase(s) by Third Point to the Securities and Exchange Commission, to the extent such report(s) are required by applicable law or regulation.

        After December 16, 2006, all terms of the agreement shall have full force and effect, PROVIDED THAT the parties acknowledge and agree that the reporting of purchases occurring up to December 16, 2006 may be reported after December 16, 2006.

         Nothing herein shall be deemed a waiver of any other agreement, company policy, plan or the like and the parties agree to comply with such other agreements, policies and plans.


         ACCEPTED & AGREED:

         Company
         By:


         /S/ WARNER R. BROADDUS
         Authorized Signatory


         Third Point
         By: Daniel S. Loeb


         /S/ DANIEL S. LOEB
         Authorized Signatory